NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact: Chuck McArthur, President and CEO cmcarthur@ufeonline.com 432-571-8000 Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

United Fuel & Energy Appoints A New Interim Chief Financial Officer

Midland, Texas - December 27, 2007 - United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the southwestern and south central U.S. today reported that on December 26, 2007, the Company hired Mr. Lyndon James as its interim Chief Financial Officer. Mr. James, a partner of Tatum, LLC, has served as Senior Vice President, Chief Financial Officer and Controller for companies in the oil and gas, mining, manufacturing and insurance sectors. He is expected to be elected interim Chief Financial Officer by the Company’s Board of Directors at its next scheduled meeting in January 2008.

Mr. James replaces Ms. Valerie Newsom as the Company’s interim Chief Financial Officer. Ms. Newsom will continue to serve in her prior role as the Company’s Controller. Ms. Newsom served as the Company’s interim Chief Financial Officer since the retirement of Mr. Bobby Page earlier this month on December 14, 2007.

Mr. James, 59, has been a partner with Tatum LLC, an executive services and consulting firm, since 2005. During his tenure with Tatum and prior to becoming interim Chief Financial Officer of the Company, Mr. James was interim Chief Financial Officer of Continental Alloys and Services in Spring, Texas, a world-wide manufacturer and distributor of tubular products and completion equipment. Mr. James also served as Chief Executive Officer of Sola Communications in Scott, Louisiana, a satellite communications provider to the onshore and offshore oil and gas industry. Prior to joining Tatum in 2005, Mr. James was Chief Financial Officer of Insurance Team One Services, Inc. in Irving, Texas and Senior Vice President-Chief Financial Officer for The Henry Group, a privately owned manufacturing and installation company servicing the food industry. From 1992 through 1997, he was Vice President - Finance and Administration for Lyondell-CITGO Refining Company, owner and operator of the ninth largest oil refinery in the U.S. From 1988 to 1992, Mr. James was Company Controller for ARCO Coal Company, one of the largest and most profitable international coal mining companies in the world, where he managed all accounting and financial operations. From 1990 to 1998, he was Manager, Budgets and Performance Audits and Manager, Revenue Accounting for ARCO Oil and Gas Company.

“We are pleased to have Lyndon James join the United Fuel & Energy team,” stated Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer. “His experience at managing large credit facilities, financial restructurings and significant financings, as well as his expertise at establishing financial controls and processes for large and complex organizations will be a great asset for us at this time of substantial expansion.”

About United Fuel& Energy Corporation

United Fuel & Energy, based in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain markets of Texas, California, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which are the Eddins-Walcher Company and Cardlock Fuels System. United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:
w	Card-lock operation (unattended re-fueling of commercial vehicles).
w	Wholesale fuels and lubricants (to commercial customers).
w	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through over 25 branch locations and over 100 card-lock (unattended) fuel sites. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.

Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

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